Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-182340 on Form S-11 of our reports dated:

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June 14, 2012 related to the statement of revenues and certain operating expenses of the Poland Logistics Portfolio, a portfolio of five logistics facilities located in Poland, for the year ended December 31, 2011, appearing in the Current Report on Form 8-K/A filed with the SEC on June 14, 2012,

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October 11, 2012 related to the statement of revenues and certain operating expenses of 550 Terry Francois, an office building located in San Francisco, California, for the year ended December 31, 2011, appearing in the Current Report on Form 8-K/A filed with the SEC on October 11, 2012, and

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December 14, 2012 related to the statement of revenues and certain operating expenses of Distribution Park Sosnowiec, a logistics facility located in Katowice, Poland, for the year ended December 31, 2011, appearing in the Current Report on Form 8-K filed with the SEC on December 14, 2012

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July 18, 2013 related to the statement of revenues and certain operating expenses of the Campus at Playa Vista, a four-building office complex located in Los Angeles, California, for the year ended December 31, 2012, appearing in the Current Report on Form 8-K/A filed with the SEC on July 18, 2013

(which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Saville Dodgen & Company, PLLC
Dallas, Texas
January 13, 2014